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                                                                   Exhibit 99.1

                                        Contact:  Kevin J. Ramundo
                                      Telephone:  (412) 642-4989


                               FOR USE: IMMEDIATE


WESTINGHOUSE ANNOUNCES FIRST QUARTER RESULTS


o    OVERALL RESULTS REDUCED BY CBS ACQUISITION-RELATED COSTS

o    OPERATING PERFORMANCE IN LINE WITH EXPECTATIONS


         PITTSBURGH, May 2 -- Westinghouse Electric Corporation reported first quarter net income of $181 million, or $.41 per share, compared to $15 million, or $.01 per share, in the year-ago quarter. Excluding an after-tax gain of $1.2 billion on divestitures and after-tax charges of $857 million for special items, the company had a net loss of $126 million, or $.29 per share, in the current quarter. Higher interest expense and amortization of intangible assets related to the CBS acquisition unfavorably affected the results by approximately $90 million on an after-tax basis.

         In commenting on the first quarter, Michael H. Jordan, the company's chairman and chief executive officer, said, "Our operating performance was in line with our expectations. However, reported results were substantially impacted by amortization and interest expense related to the CBS acquisition. Interest expense will diminish significantly in subsequent quarters, since Westinghouse paid down $3.5 billion of debt in the first quarter following the divestitures of the defense electronics business and Knoll. As we have stated before, 1996 will be a transitional year for the company as we integrate our broadcasting operations and refine our industries and technology portfolio."

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WESTINGHOUSE ANNOUNCES FIRST QUARTER RESULTS                                -2-

         For continuing operations excluding special items, the company reported a loss of $116 million, or $.26 per share, compared to a loss of $9 million, or $.05 per share, in the year-ago quarter.


WESTINGHOUSE/CBS BROADCASTING GROUP (Comparisons based on pro-forma first quarter 1995 results including CBS.)

         In the current quarter, the broadcasting business had revenues of $1.1 billion, up 7 percent from last year. The business generated earnings before interest, taxes, depreciation and amortization (EBITDA) of $110 million before special charges and including the benefit from the writedown of programming rights in purchase accounting. EBITDA in the year-ago quarter was $101 million.

         EBITDA for radio was up 36 percent on higher revenues and reduced costs. Television station EBITDA was comparable to last year as cost reductions from integrating the former Group W and CBS stations largely offset the impact of lower network ratings. While network earnings reflected lower ratings compared to the year-ago quarter, household ratings during the current quarter were up, compared to the first half of the season.

THE INDUSTRIES AND TECHNOLOGY GROUP

         Sales in the industries and technology group at $1 billion were comparable to last year, excluding a one-time, non-cash accounting adjustment in the current quarter. The group reported a slight operating loss before special items as a result of losses largely in the power systems businesses. Price compression on existing power generation equipment orders and lower revenues in power generation and energy systems due to delays in customer service requirements were responsible for the losses.

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WESTINGHOUSE ANNOUNCES FIRST QUARTER RESULTS                                 -3-

         Operating profit at Thermo King was approximately equal to the year-ago quarter reflecting a more favorable product mix and softness in the container segment. Profitability increased at the government operations business.

         Commenting on the industries and technology group, Mr. Jordan said, "We anticipate that orders will be up nicely in the second quarter reflecting increased demand in power generation."

         Looking longer-term, he added, "Over the past six months, Westinghouse has moved aggressively to integrate CBS, reduce acquisition-related debt, improve the performance of the industries and technology portfolio, and reduce the future financial impact of legacies. We strongly believe that our actions will lead to improved operating performance and enhanced shareholder value."


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                                    -5/2/96-